EXHIBIT 10.15
Personal and Confidential
January 17, 2007
Dwayne Black
531 Hahn Drive
Shakopee, MN 55379
RE: Offer of Employment
Dear Dwayne:
Shutterfly, Inc. (the “Company” or “Shutterfly”) is pleased to offer you the opportunity to join Shutterfly. You are being offered a position as SVP of Manufacturing reporting to me. If you decide to join us, your annual base pay will be $220,000 less applicable taxes and withholdings. You will be paid semimonthly in accordance with the Company’s normal payroll procedure. Additionally, you will be eligible to participate in the Executive Bonus Plan as approved by the Compensation Committee in 2007. It is anticipated that your position will be eligible for a bonus up to 25% of your base pay based upon you and the Company reaching certain goals. Your regular location will be determined no later than January 31, 2007. You will be required to travel to Hayward, CA and Charlotte, NC for the first 6 months. Shutterfly may change your position, compensation, duties and work location from time to time, as it deems appropriate.
Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 135,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your stock option or on your first date of employment with the Company, whichever is later. Your option will be subject to all of the terms, conditions and restrictions of the Company’s 2006 Stock Plan (the “Plan”) and the execution of a stock option agreement pursuant to such Plan.
Relocation
Shutterfly will provide reimbursement for actual relocation expenses, not to exceed $50,000. Such relocation expenses may include the following: the cost of packing and unpacking, moving and insuring household goods and personal effects of your household goods in MN to your new location and 2 housing hunting trips for you and your spouse and transportation costs for you and your family for the move. Some of these reimbursed relocation expenses may be considered income and therefore taxable under federal and/or state laws. You are encouraged to seek advice from a personal tax advisor to determine the impact of relocation income and new location taxes. If you voluntarily terminate your employment in the first year of employment you will be responsible for reimbursing the Company a prorated portion of the relocation expenses.
Temporary Housing Allowance
You will be reimbursed up to $4,000 per month for temporary housing in North Carolina for your first six (6) months of employment or until you move into a new residence whichever is earlier. In order to be reimbursed for these costs, you must submit expenses no later than 30 days after the expense. Due to the individual nature of this benefit, the housing allowance may be considered income and taxable under federal and/or state laws. You are encouraged to seek advice from a personal tax advisor to determine the impact of relocation income and new location taxes.
Benefits
As an employee, you will also be eligible to receive certain employee benefits including medical and dental coverage. The medical, dental and vision coverage begin on your date of hire as an employee. Additionally, you are eligible to participate in the Fidelity 401k plan. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion. Enclosed is some information on the Company benefit plans.
Holidays
Shutterfly will observe twelve paid holidays in 2007. The holiday schedule may change at management’s discretion.
Change in Control Benefits
If the Company is subject to a Corporate Transaction (as defined in the Plan) whereas within the first six (6) months following such transaction (1) you will no longer be SVP of Manufacturing, or (2) your role is materially diminished, then you shall be eligible to receive the following enhanced severance benefits (“Change of Control Benefits”): (i) severance payments equal to six (6) months of your then-applicable base salary, payable in accordance with the Company’s standard payroll procedures; and (ii) the unvested portion of any outstanding options held by you on the date of such Corporate Transaction shall vest for an additional one year period, and shall remain exercisable for the periods specified in the relevant option agreements. Your eligibility for the foregoing Change of Control Benefits is conditioned on you having first signed a release of claims in a form provided by the Company and returning all Company property. If the Company is subject to a Corporate Transaction Change and you continue to report to the President, the severance and accelerated vesting will not be offered.
Paid Time Off
In order to allow you flexibility with your free time, the Company has a paid time off policy. You begin to accrue paid time off on your date of hire. You will accrue fifteen (15) days of paid time off per year for your first three (3) years of employment, subject to the paid time off policy.

Introductory Period
Your first 90 days of work is known as an “Introductory Period”. This “getting acquainted” period gives your manager the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company. Shutterfly reserves the right to extend or cut short the duration of the Introductory Period when it determines appropriate to do so. However, either you or the company can terminate the employment relationship at any time during or after the Introductory Period, with or without cause or advance notice.
Employment Eligibility Verification
For purposes of federal immigration law, you will be required to provide to Shutterfly documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with Shutterfly, or our employment relationship with you may be terminated.
Employment at Will
If you choose to accept this offer, your employment with Shutterfly will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. Shutterfly will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice.
Acceptance of Offer
To indicate your acceptance of this the terms of the offer, please sign and date in the space provided below and return it to Shutterfly, 2800 Bridge Parkway, Redwood City, CA 94065 attention Human Resources or via Fax to (650) 610 – 5280 no later than January 24, 2007 after which it will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon your: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) your signing of the Shutterfly Employee Invention Assignment and Confidentiality (and any other similar agreements relating to proprietary rights between you and the Company).
In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by JAMS under JAMS Employment Arbitration Rules and Procedures then in effect, which are available online at JAMS’ website at www.jamsadr.org You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, and stock option agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with Shutterfly and supersedes any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. If we do not hear from you by January 22, 2007 we will assume you have decided not to join Shutterfly.
We look forward to your positive response and welcoming you to the Shutterfly team.
Sincerely,
/s/ Jeff Housenbold
Jeff Housenbold
CEO & President
Enclosures
Acceptance
I agree to and accept employment with Shutterfly on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Signature:	/s/ Dwayne Black	Date:	1/25/07

Dwayne Black

Start Date:	2/12/07

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Shutterfly, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:
• Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
• Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).
• Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

• Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN
EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER
RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO
AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER
OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES,
FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE
INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR
REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S
BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR
DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK
PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A
PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN
EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING
REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION
2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS
STATE AND IS UNENFORCEABLE.
• Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
• Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
• Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.
• Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.
• No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

• Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.
• Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.
• Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.
• Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.
• Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.
• Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
• Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

• Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
• Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
• Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
• Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
• Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
• “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is 2/12/07.

SHUTTERFLY, INC.:		Employee:

By:	/s/ Jeff Housenbold	/s/ Dwayne Black

Signature

Name:	Jeff Housenbold

Dwayne Black

Title:	CEO & President

Signature Page to Employee Invention Assignment and Confidentiality Agreement

APPENDIX A
     California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
     1. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
     (a) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
     (b) Result from any work performed by the employee for his employer.
     2. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under paragraph 1, the provision is against the public policy of this state is unenforceable.

APPENDIX B
PRIOR MATTER
None.